Exhibit 10.2
STOCK BONUS AGREEMENT
This Stock Bonus Agreement (this “Agreement”), effective as of «GrantDate» (the “Grant Date”), is by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and «Name» (“Employee”).
To carry out the purposes of the Company's Equity Incentive Plan (the “Plan”), and the determination of the compensation committee (the “Compensation Committee”) of the Company's board of directors (the “Board”) to award Employee a stock bonus under the Plan, subject to the terms and conditions of this Agreement, of shares of the Company's Common Stock, par value $0.001 per share (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:
1.    Grant of Shares. The Company hereby grants to Employee a stock bonus, on the terms and conditions set forth in this Agreement and in the Plan, consisting of an aggregate of «Shares» shares of Stock (the “Shares”).
2.    Vesting. The interest of Employee in the Shares shall be immediately vested on the Grant Date.
3.    Non-Transferability. Employee's rights under this Agreement may not be transferred by Employee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder).
4.    Withholding of Tax. Employee shall be liable for any and all federal, state or local taxes, including withholding taxes, arising out of the grant of Shares hereunder. Unless Employee elects otherwise as provided below, Employee shall satisfy such withholding tax obligation by forfeiting to the Company that number of Shares having a Fair Market Value (as defined in the Plan) equal to the Company's minimum withholding obligation. Employee may alternatively elect to satisfy such withholding tax obligation by making a cash payment to the Company equal to the Company's minimum withholding obligation, in which case Employee shall (a) provide the Company with written notice of such election and (b) pay to the Company in immediately available funds an amount equal to the Company's minimum withholding obligation. No Shares shall be issued to Employee unless and until Employee shall have paid or otherwise satisfied the withholding tax obligations with respect thereto.
5.    Equity Incentive Plan. The Plan, a copy of which is available for inspection by Employee at the Company's principal executive office during business hours, is incorporated by reference in this Agreement. This Agreement is subject to, and the Company and Employee agree to be bound by, all of the terms and conditions of the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan shall control. Subject to the terms of the Plan, the administrator of the Plan shall have authority to construe the terms of this Agreement, and the determinations of the administrator of the Plan shall be final and binding on Employee and the Company.
6.    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
7.    Governing Law. This Agreement and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Employee has executed this Agreement effective for all purposes as of the Grant Date.

Lexicon Pharmaceuticals, Inc.

By:
Arthur T. Sands, M.D., Ph.D. President and Chief Executive Officer

Employee

«Name»